Exhibit 5

March 11, 2015

Equitable Financial Corp.

113 North Locust Street

Grand Island, Nebraska 68801

Re:                             Equitable Financial Corp.

Common Stock, Par Value $0.01 Per Share

Ladies and Gentlemen:

We have acted as counsel to Equitable Financial Corp., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 1,256,873 shares of common stock, $0.01 par value per share, of the Company (the “Shares”) pursuant to a Registration Statement on Form S-1 (the “Registration Statement”) initially filed with the Securities and Exchange Commission on March [    ], 2015. The Registration Statement relates to up to 1,983,750 shares (the “Offering Shares”) that may be issued in a subscription offering, community offering and/or syndicated community offering and up to 1,493,579 shares (the “Exchange Shares”) that may be issued in exchange for outstanding shares of common stock, $0.01 par value per share, of Equitable Financial Corp., a federal corporation.

We have reviewed the Registration Statement, the Plan of Conversion and Reorganization filed as Exhibit 2.0 to the Registration Statement and the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares.  We have also examined originals or copies of such documents, corporate records, certificates of public officials and other instruments, and have conducted such other investigations of law and fact as we have deemed necessary or advisable for purposes of our opinion.  In our examination, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies.

For purposes of this opinion, we have assumed that, prior to the issuance of any shares, the Registration Statement, as finally amended, will have become effective under the Act and that the mergers contemplated by the Plan of Conversion and Reorganization will have become effective.

Based upon and subject to the foregoing, it is our opinion that:

(i)            The Offering Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable; and

(ii)           When the Company issues and delivers the Exchange Shares in accordance with the terms of the Plan of Conversion and Reorganization, the Exchange Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to Equitable Financial MHC’s Application for Conversion on Form AC filed with the Board of Governors of the Federal Reserve System.  We also consent to the references to our firm in the prospectus contained in the Registration Statement under the caption “Legal Matters.”

Very truly yours,

/s/	Cline Williams
Wright Johnson & Oldfather, L.L.P.

CLINE WILLIAMS
WRIGHT JOHNSON & OLDFATHER, L.L.P.